Exhibit 99.1

Vision Hydrogen Appoints Two Independent Directors

Jersey City, New Jersey, May 12, 2021 (GLOBE NEWSWIRE) - Vision Hydrogen Corporation (OTCQB-VIHD) is pleased to announce the appointment of Michael A. Doyle and Charles F. Benton to the board of directors.

For over 25 years, Mr. Doyle was a key executive for Comcast Corporation where he was the President of the largest division of the multi-billion dollar Comcast Cable group representing over 18,000 employees. Mr. Doyle has been recognized by the National Cable Television Association with induction into its prestigious Cable Pioneers organization. He has also served as chairman of the management board for New England Cable News. Mr. Doyle has received the Distinguished Communications Award for Excellence in Journalism from the International Association of Business Communicators. Mr. Doyle received his B.A. from Drew University where he is also a member of their Athletic Hall of Fame.

With over 30 years of experience in finance, operations and business development with major corporations, Mr. Benton formerly directed the distribution services and supply chain for Ascena Retail Group, Inc., which is a leading national specialty retailer of women’s apparel operating over 1,800 retail stores in the United States. Mr. Benton also worked 20 years for Consolidated Rail Corporation (CONRAIL) where he was responsible for finance and operations. Mr. Benton is a graduate of St. Joseph’s University with a B.S. degree in Accounting.

Andrew Hidalgo, CEO of Vision Hydrogen Corporation, commented “We are very pleased to add both Mike Doyle and Charlie Benton to our board of directors. They are seasoned professionals with many years of experience in public company directorships. Their understanding of corporate governance will help guide the company as we look to expand through internal growth and acquisitions while planning for an up listing to the NASDAQ Capital Market in the future once we meet the qualifications.”

About Vision Hydrogen

Vision Hydrogen Corporation is focused on hydrogen production for transportation and power requirements with a goal of contributing to a clean energy environment. Our commitment is to provide the highest quality hydrogen production, storage and distribution services for the hydrogen economy supply chain, serving the residential, commercial and government sectors.

Contact

Vision Hydrogen Corporation / Investor Relations

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

551-298-3600 USA

www.visionh2.com

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.